     EXHIBIT 11.1

SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                                  THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                      DECEMBER 31,                       DECEMBER 31,
                                                                1999              1998              1999              1998
                                                            -----------       -----------       -----------       -----------
Net loss applicable to common stock                         $  (504,906)      $  (332,746)      $(1,004,926)      $(1,474,826)

Weighted average number of common shares equivalent:
Common shares outstanding                                     8,242,897         4,624,636         6,286,991         4,557,769

Common equivalent shares representing shares
  issuable upon exercise of stock options and warrants                0                 0                 0                 0

Incremental common equivalent shares (calculated
  using the higher of end of period or average fair
  market value)                                                       0                 0                 0                 0

    Total weighted average shares - as adjusted               8,242,897         4,624,636         6,286,991         4,557,769

    Basic                                                         (0.06)            (0.07)            (0.16)            (0.32)
    Diluted                                                       (0.06)            (0.07)            (0.16)            (0.32)


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